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                                       FRANKLIN/TEMPLETON DISTRIBUTORS, INC.
                                                 DEALER AGREEMENT
                                             Effective: XXXXX YY, 1995

Dear Securities Dealer:

   Franklin/Templeton Distributors, Inc. ("we" or "us") invites you to participate in the distribution of shares of the mutual funds in the Franklin Templeton Group of Funds (the "Funds") for which we now or in the future serve as principal underwriter, subject to the terms of this Agreement. We will notify you from time to time of the Funds which are eligible for distribution and the terms of compensation under this Agreement. This Agreement supersedes any prior dealer agreements between us, under paragraph 18, below.

   1. LICENSING.

     (a) You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and are presently licensed to the extent necessary by the appropriate regulatory agency of each state in which you will offer and sell shares of the Funds. You agree that termination or suspension of such membership with the NASD, or of your license to do business by any state or federal regulatory agency, at any time shall terminate or suspend this Agreement forthwith and shall require you to notify us in writing of such action. If you are not a member of the NASD but are a dealer subject to the laws of a foreign country, you agree to conform to the rules of fair practice of such association. This Agreement is in all respects subject to Rule 26 of the Rules of Fair Practice of the NASD which shall control any provision to the contrary in this Agreement.

     (b) You agree to notify us immediately in writing if at any time you are not a member in good standing of the Securities Investor Protection Corporation ("SIPC").

   2. SALES OF FUND SHARES. You may offer and sell shares of each Fund and class only at the public offering price which shall be applicable to, and in effect at the time of, each transaction. The procedures relating to all orders and the handling of them shall be subject to the terms of the then current prospectus and statement of additional information (hereafter, the "prospectus") and new account application, including amendments, for each such Fund, and our written instructions from time to time. This Agreement is not exclusive, and either party may enter into similar agreements with third parties.

   3. DUTIES OF DEALER: IN GENERAL.  You agree:

     (a) To act as principal, or as agent on behalf of your customers, in all transactions in shares of the Funds except as provided in paragraph 4 hereof. You shall not have any



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     authority  to act as agent for the issuer (the  Funds),  for the  Principal
     Underwriter, or for any other dealer in any respect, nor will you represent to any third party that you have such authority or are acting in such capacity.

     (b)  To purchase shares only from us or from your customers.

     (c) To enter orders for the purchase of shares of the Funds only from us and only for the purpose of covering purchase orders you have already received from your customers or for your own bona fide investment.

     (d) To maintain records of all sales and redemptions of shares made through you and to furnish us with copies of such records on request.

     (e) To distribute prospectuses and reports to your customers in compliance with applicable legal requirements, except to the extent that we expressly undertake to do so on your behalf.

     (f) That you will not withhold placing customers' orders for shares so as to profit yourself as a result of such withholding or place orders for shares in amounts just below the point at which sales charges are reduced so as to benefit from a higher sales charge applicable to an amount below the breakpoint.

     (g) That if any shares confirmed to you hereunder are repurchased or redeemed by any of the Funds within seven business days after such confirmation of your original order, you shall forthwith refund to us the full concession allowed to you on such orders. We shall forthwith pay to the appropriate Fund our share, if any, of the "charge" on the original sale and shall also pay to such Fund the refund from you as herein provided. We shall notify you of such repurchase or redemption within a reasonable time after settlement. Termination or cancellation of this Agreement shall not relieve you or us from the requirements of this subparagraph.

     (h) That if payment for the shares purchased is not received within the time customary or the time required by law for such payment, the sale may be canceled forthwith without any responsibility or liability on our part or on the part of the Funds, or at our option, we may sell the shares which you ordered back to the Funds, in which latter case we may hold you responsible for any loss to the Fund or loss of profit suffered by us resulting from your failure to make payment as aforesaid. We shall have no liability for any check or other item returned unpaid to you after you have paid us on behalf of a purchaser. We may refuse to liquidate the investment unless we receive the purchaser's signed authorization for the liquidation.

     (i) That you shall assume responsibility for any loss to a Fund(s) caused by a correction made subsequent to trade date, provided such correction was not based on any error, omission


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     or negligence on our part, and that you will  immediately  pay such loss to the Fund(s) upon notification.

     (j) That if on a redemption which you have ordered, instructions in proper form, including outstanding certificates are not received within the time customary or the time required by law, the redemption may be canceled forthwith without any responsibility or liability on our part or on the part of any Fund, or at our option, we may buy the shares redeemed on behalf of the Fund, in which latter case we may hold you responsible for any loss to the Fund or loss of profit suffered by us resulting from your failure to settle the redemption.

   4. DUTIES OF DEALER: RETIREMENT ACCOUNTS. In connection with orders for the purchase of shares on behalf of an Individual Retirement Account, Self-Employed Retirement Plan or other retirement accounts, by mail, telephone, or wire, you shall act as agent for the custodian or trustee of such plans (solely with respect to the time of receipt of the application and payments) and shall not place such order until you have received from your customer payment for such purchase and, if such purchase represents the first contribution to such a plan, the completed documents necessary to establish the plan. You agree to indemnify us and Franklin Templeton Trust Company and/or Templeton Funds Trust Company as applicable for any claim, loss, or liability resulting from incorrect investment instructions received from you which cause a tax liability or other tax penalty.

   5. CONDITIONAL ORDERS; CERTIFICATES. We will not accept from you any conditional orders for shares of any of the Funds. Delivery of certificates for shares purchased shall be made by the Funds only against constructive receipt of the purchase price, subject to deduction for your concession and our portion of the sales charge, if any, on such sale. No certificates will be issued unless specifically requested.

   6.  DEALER COMPENSATION.

     (a) On each purchase of shares by you from us, the total sales charges and your dealer concessions shall be as stated in each Fund's then current prospectus, subject to NASD rules and applicable state and federal laws. Such sales charges and dealer concessions are subject to reductions under a variety of circumstances as described in the Funds' prospectuses. To obtain these reductions, we must be notified when the sale takes place which would qualify for the reduced charge. If you fail to notify us of the applicability of a reduction in the sales charge at the time the trade is placed, neither we nor any of the Funds will be liable for amounts necessary to reimburse any investor for the reduction which should have been effected.

     (b) In accordance with the Funds' prospectuses, we or our affiliates may, but are not obligated to, make payments to



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     dealers from our own resources as compensation  for certain sales which are made at net asset value and are not subject to any contingent deferred sales charges ("Qualifying Sales"). If you notify us of a Qualifying Sale, we may make a contingent advance payment up to the maximum amount available for payment on the sale. If any of the shares purchased in a Qualifying Sale are redeemed within twelve months of the end of the month of purchase, we shall be entitled to recover any advance payment attributable to the
     redeemed   shares  by  reducing  any  account  payable  or  other  monetary obligation we may owe to you or by making demand upon you for repayment in cash. We reserve the right to withhold advances to any dealer, if for any reason we believe that we may not be able to recover unearned advances from such dealer.

   7. REDEMPTIONS. Redemptions or repurchases of shares will be made at the net asset value of such shares, less any applicable deferred sales or redemption charges, in accordance with the applicable prospectuses. Except as permitted by applicable law, you agree not to purchase any shares from your customers at a price lower than the redemption or repurchase prices then computed by the Funds. You shall, however, be permitted to sell shares for the account of the record owner to the Funds at the repurchase price then currently in effect for such shares and may charge the owner a fair commission for handling the transaction.

   8. EXCHANGES. Telephone exchange orders will be effective only for shares in plan balance (uncertificated shares) or for which share certificates have been previously deposited and may be subject to any fees or other restrictions set forth in the applicable prospectuses. You may charge the shareholder a fair commission for handling an exchange transaction. Exchanges from a Fund sold with no sales charge to a Fund which carries a sales charge, and exchanges from a Fund sold with a sales charge to a Fund which carries a higher sales charge may be subject to a sales charge in accordance with the terms of each Fund's prospectus. You will be obligated to comply with any additional exchange policies described in each Fund's prospectus, including without limitation any policy restricting or prohibiting "Timing Accounts" as therein defined.

   9. TRANSACTION PROCESSING. All orders are subject to acceptance by us and by the Fund or its transfer agent, and become effective only upon confirmation by us. If required by law, each transaction shall be confirmed in writing on a fully disclosed basis and if confirmed by us, a copy of each confirmation shall be sent simultaneously to you if you so request. All sales are made subject to receipt of shares by us from the Funds. We reserve the right in our discretion, without notice, to suspend the sale of shares or withdraw the offering of shares entirely. Telephone orders will be effected at the price(s) next computed on the day they are received from you if, as set forth in each Fund's current prospectus, they are received prior to the time the price of its shares is calculated. Orders received after that time will be



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effected at the price(s) computed on the next business day.  All orders must be accompanied by payment in U.S. dollars. Orders payable by check must be drawn payable in U.S. dollars on a U.S.
bank, for the full amount of the investment.

   10. MULTIPLE CLASSES. We may from time to time provide to you written compliance guidelines or standards relating to the sale or distribution of Funds offering multiple classes of shares with different sales charges and distribution-related operating expenses. In addition, you will be bound by any applicable rules or regulations of government agencies or self-regulatory organizations generally affecting the sale or distribution of mutual funds offering multiple classes of shares.

   11. RULE 12B-1 PLANS. You are also invited to participate in all Plans adopted by the Funds (the "Plan Funds") pursuant to Rule 12b-1 under the 1940 Act.

   To the extent you provide administrative and other services, including, but not limited to, furnishing personal and other services and assistance to your customers who own shares of a Plan Fund, answering routine inquiries regarding a Fund, assisting in changing account designations and addresses, maintaining such accounts or such other services as a Fund may require, to the extent permitted by applicable statutes, rules, or regulations, we shall pay you a Rule 12b-1 servicing fee. To the extent that you participate in the distribution of Fund shares which are eligible for a Rule 12b-1 distribution fee, we shall also pay you a Rule 12b-1 distribution fee. All Rule 12b-1 servicing and distribution fees shall be based on the value of shares attributable to customers of your firm and eligible for such payment, and shall be calculated on the basis and at the rates set forth in the compensation schedule then in effect. Without prior approval by a majority of the outstanding shares of a Fund, the aggregate annual fees paid to you pursuant to each Plan shall not exceed the amounts stated as the "annual maximums" in each Fund's prospectus, which amount shall be a specified percent of the value of the Fund's net assets held in your customers' accounts which are eligible for payment pursuant to this Agreement (determined in the same manner as each Fund uses to compute its net assets as set forth in its effective Prospectus).

   You shall furnish us and each Fund with such information as shall reasonably be requested by the Boards of Directors, Trustees or Managing General Partners (hereinafter referred to as "Directors") of such Funds with respect to the fees paid to you pursuant to the Schedule. We shall furnish to the Boards of Directors of the Plan Funds, for their review on a quarterly




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basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

   The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Plan Funds' Directors, including such persons who are not interested persons of the Plan Funds and who have no financial interest in the Plans or any related agreement ("Rule 12b-1 Directors"). The Plans or the provisions of this Agreement relating to such Plans may be terminated at any time by the vote of a majority of the Plan Funds' Boards of Directors, including Rule 12b-1 Directors, or by a vote of a majority of the outstanding shares of the Plan Funds, on sixty (60) days' written notice, without payment of any penalty. The Plans or the provisions of this Agreement may also be terminated by any act that terminates the Underwriting Agreement between us and the Plan Funds, and/or the management or administration agreement between Franklin Advisers, Inc. or Templeton Investment Counsel, Inc. or their affiliates and the Plan Funds. In the event of the termination of the Plans for any reason, the provisions of this Agreement relating to the Plans will also terminate.

   Continuation of the Plans and provisions of this Agreement relating to such Plans are conditioned on Rule 12b-1 Directors being ultimately responsible for selecting and nominating any new Rule 12b-1 Directors. Under Rule 12b-1,
Directors of any of the Plan Funds have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued.

   Parties to this Agreement who provide services to Plan Funds in the promotion of shares of such Funds should be aware that under Rule 12b-1 Plan Funds are permitted to implement or continue Plans or the provisions of this Agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the board is able to conclude that the Plans will benefit the Plan Funds. Absent such yearly determination the Plans and the provisions of this Agreement relating to the Plans must be terminated as set forth above. In addition, any obligation assumed by a Fund pursuant to this Agreement shall be limited in all cases to the assets of such Fund and no person shall seek satisfaction thereof from shareholders of a Fund.





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You agree to waive  payment of any  amounts  payable to you by us under a Fund's
Plan of Distribution pursuant to Rule 12b-1 until such time as we are in receipt of such fee from the Fund.

   The provisions of the Rule 12b-1 Plans between the Plan Funds and us, insofar as they relate to Plans, shall control over the provisions of this Agreement in the event of any inconsistency.

   12. REGISTRATION OF SHARES. Upon request, we shall notify you of the states or other jurisdictions in which Fund shares are currently registered or qualified for sale to the public. We shall have no obligation to register or qualify, or to maintain registration or qualification of, Fund shares in any state or other jurisdiction. We shall have no responsibility, under the laws regulating the sale of securities in any U.S. or foreign jurisdiction, for the qualification or status of persons selling Fund shares or for the manner of sale of Fund shares. Except as stated in this paragraph, we shall not, in any event, be liable or responsible for the issue, form, validity, enforceability and value of such shares or for any matter in connection therewith, and no obligation not expressly assumed by us in this Agreement shall be implied. Nothing in this Agreement, however, shall be deemed to be a condition, stipulation or provision binding any person acquiring any security to waive compliance with any provision of the Securities Act of 1933, or of the rules and regulations of the Securities and Exchange Commission, or to relieve the parties hereto from any liability arising under the Securities Act of 1933.

   13. ADDITIONAL REGISTRATIONS. If it is necessary to register or qualify the shares in any foreign jurisdictions in which you intend to offer the shares, it will be your responsibility to arrange for and to pay the costs of such registration or qualification; prior to any such registration or qualification you will notify us of your intent and of any limitations that might be imposed on the Funds and you agree not to proceed with such registration or qualification without the written consent of the Funds and of ourselves.

   14. FUND INFORMATION. No person is authorized to give any information or make any representations concerning shares of the Funds except those contained in the current prospectus, or statement of additional information issued by the Fund or by us as information supplemental to such prospectus or statement of additional information. We will supply prospectuses, reasonable



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quantities of supplemental  sale  literature,  sales  bulletins,  and additional information as issued. You agree not to use other advertising or sales material relating to the Funds except that which (a) conforms to the requirements of any applicable laws or regulations of any government or authorized agency in the U.S. or any other country, having jurisdiction over the offering or sale of shares of the Funds, and (b) is approved in writing by us in advance of such use. Such approval may be withdrawn by us in whole or in part upon notice to you, and you shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales material and advertising. You are not authorized to modify or translate any such materials without our prior written consent.

   15. INDEMNIFICATION. You further agree to indemnify, defend and hold harmless the Principal Underwriter, the Funds, their officers, directors and employees from any and all losses, claims, liabilities and expenses, whether or not resulting in any liability to any of the parties indemnified under this subparagraph, arising out of (1) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state or foreign country) or any alleged tort or breach of contract, in or related to the offer and sale by you of shares of the Funds pursuant to this Agreement (except to the extent that our negligence or failure to follow correct instructions received from you is the cause of such loss, claim, liability or expense), (2) any redemption or exchange pursuant to telephone instructions received from you or your agent or employees, or (3) the breach by you of any of the terms and conditions of this Agreement.

   16. TERMINATION; SUCCESSION; AMENDMENT. Each party to this Agreement may cancel its participation in this Agreement by giving written notice to the other parties. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other parties or any officer or member thereof, or was mailed postpaid or delivered to a telegraph office for transmission to the other parties' Chief Legal Officers at the addresses shown herein or in the most recent NASD Manual. This Agreement shall terminate immediately upon the appointment of a Trustee under the Securities Investor Protection Act or any other act of insolvency by you. The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination. A trade placed




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by you subsequent to your voluntary termination of this Agreement will not serve to reinstate the Agreement. Reinstatement, except in the case of a temporary suspension of a dealer will only be effective upon written notification by us. Unless terminated, this Agreement shall be binding upon each party's successors or assigns. This Agreement may be amended by us at any time by written notice to you and your placing of an order or acceptance of payments of any kind after the effective date and receipt of notice of any such Amendment shall constitute your acceptance of such Amendment.

   17. SETOFF; DISPUTE RESOLUTION. Should any of your concession accounts with us have a debit balance, we may offset and recover the amount owed from any other account you have with us, without notice or demand to you. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules of the NASD or the American Arbitration Association. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction. This Agreement shall be construed in accordance with the laws of the State of California, not including any provision which would require the general application of the law of another jurisdiction.

   18. ACCEPTANCE; CUMULATIVE EFFECT. This Agreement is cumulative and supersedes any agreement previously in effect. It shall be binding upon the parties hereto when signed by us and accepted by you. If you have a current dealer agreement with us, your first trade or acceptance of payments from us after receipt of this Agreement, as it may be amended pursuant to paragraph 16, above, shall constitute your acceptance of its terms. Otherwise, your signature below shall constitute your acceptance of its terms.

Date:

FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By:

(Signature)

Name:    Greg Johnson
Title:            President




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777 Mariners Island Blvd.
San Mateo, CA 94404
Attention: Chief Legal Officer (for legal notices only)

700 Central Avenue
St. Petersburg, Florida 33701-3628

KEY PHONE NUMBERS FOR FRANKLIN TEMPLETON FUNDS

DEPARTMENT NAME
TELEPHONE NO.
HOURS OF OPERATION (PACIFIC
TIME) (MONDAY THROUGH
FRIDAY)SHAREHOLDER SERVICES
1-800/632-2301
6:00 A.M. TO 5:00 P.M.DEALER SERVICES
1-800/524-4040
6:00 A.M. TO 5:00 P.M.FUND INFORMATION
1-800/DIAL BEN
6:00 A.M. TO 8:00 P.M., 8:30
A.M. TO 5:00 P.M. (SATURDAY)RETIREMENT PLANS
1-800/527-2020
6:00 A.M. TO 5:00 P.M.TDD (HEARING IMPAIRED)
1-800/851-0637
6:00 A.M. TO 5:00 P.M.



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[Note to Graphics:  Please put this on a different page with some marking to indicate that it's part of one agreement. Our idea is to send only the part above the page break to current dealers, and to attach a signature page for new dealers.]

[DEALER NAME]

By:

(Signature)

Name:
Title:

Address:


  Attention:                Chief Legal Officer
Telephone:

NASD CRD #


Franklin Templeton Dealer # _________________________________
(Internal Use Only)



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